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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                     FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act
                                    of 1934

                         Commission File Number: 0-15736
                                                 -------

                    COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)

                  10400 Fernwood Road, Bethesda, MD 20817-1109
                                 (301) 380-9000
                                 --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interests
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)     [ x ]            Rule 12h-3 (b) (1) (ii)    [   ]

Rule 12g-4 (a) (1) (ii)    [   ]            Rule 12h-3 (b) (2) (i)     [   ]

Rule 12g-4 (a) (2) (i)     [   ]            Rule 12h-3 (b) (2) (ii)    [   ]

Rule 12g-4 (a) (2) (ii)    [   ]            Rule 15d-6                 [   ]

Rule 12h-3 (b) (1) (i)     [ x ]

     Approximate number of holders of record as of the certification or notice
date:    Two
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Courtyard by Marriott Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       COURTYARD BY MARRIOTT
                                       LIMITED PARTNERSHIP
                                       By: CBM One LLC, its General Partner

Date:    December 20, 2000                 By:   /s/ Christopher G. Townsend
                                               ---------------------------------
                                               Name: Christopher G. Townsend
                                               Title:   Executive Vice President